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                                                                                                        EXHIBIT 12
                                                                                                        ----------

                                          PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, 2000, 1999 and 1998



     ($ in thousands)

                                                                              Years Ended December 31,
                                                     2002             2001             2000             1999             1998
                                                  ------------    -------------    -------------    -------------    -------------

Income (loss) before income taxes
     and after minority interests                       $ 795        $ (22,979)         $17,383          $24,471          $18,171

Undistributed equity income                                 -             (271)            (274)            (583)            (102)

Minority interest income of subsidiaries
     with fixed charges                                 8,910            9,350           11,684            3,726            1,823
                                                  ------------    -------------    -------------    -------------    -------------

Adjusted earnings                                       9,705          (13,900)          28,793           27,614           19,892
                                                  ------------    -------------    -------------    -------------    -------------

Interest on debt                                        9,697           10,983           10,563            9,408            8,469

Debt issuance costs                                     1,069              163              173              566            4,978
                                                  ------------    -------------    -------------    -------------    -------------

Total fixed charges                                    10,766           11,146           10,736            9,974           13,447
                                                  ------------    -------------    -------------    -------------    -------------

Total available earnings
     before fixed charges                             $20,471         $ (2,754)         $39,529          $37,588          $33,339
                                                  ============    =============    =============    =============    =============

Ratio                                                     1.9             (0.2)             3.7              3.8              2.5
                                                  ============    =============    =============    =============    =============
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